Exhibit B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Investors Trust

We consent to the use of our report dated February 24, 2015, with respect to the financial statements of VY Franklin Mutual Shares Portfolio, a series of Voya Investors Trust, incorporated herein by reference, and to the reference to our firm under the heading “Representations and Warranties” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 24, 2015, with respect to the financial statements of Voya Large Cap Value Portfolio, a series of Voya Investors Trust, incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG

Boston, Massachusetts

May 1, 2015